UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2022

Femasys Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40492	11-3713499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Johns Creek Court, Suite 100 Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

(770) 500-3910
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FEMY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 19, 2022, the Board of Directors of Femasys Inc. (the “Company”) accepted William Witte’s resignation from the Board of Directors. Mr. Witte’s resignation did not result from any disagreement with the Company.  In connection with Mr. Witte’s resignation, the Board of Directors elected Wendy Perrow as a director of the Company.  There are no arrangements or understandings between Ms. Perrow and any other persons pursuant to which Ms. Perrow was elected as a director of the Company.  Ms. Perrow will be entitled to the applicable annual retainer and equity awards pursuant to the Company’s director compensation policy, under terms consistent with those previously disclosed by the Company.  Ms. Perrow will also be entitled to enter into an indemnification agreement with the Company.  Ms. Perrow will hold office as a Class II director for a term expiring at the annual meeting following the year ending December 31, 2022 and will serve on the Compensation Committee of the Company.  In addition, effective January 19, 2022, Anne Morrisey, a current member of the Board of Directors, was appointed by the Board of Directors to serve on the Nominating and Governance Committee.

          Ms. Perrow serves as a Senior Advisor at Princeton Capital Advisors, a global independent advisory firm, and she is a member of the board of advisors for the Maryland Momentum Fund.  Previously, she served as Chief Executive Officer and Board Member of AsclepiX Therapeutics, Inc. from 2016 to 2020.  She was the Vice President of Marketing and then Chief Executive Officer of Alba Therapeutics, Inc. from 2008-2016.  Previously, she served as Vice President, Marketing & Sales for Sigma-Tau Pharmaceuticals focusing on rare and orphan disease products. She also held positions with Merck & Co. in U.S. and global marketing where she led U.S. and global launches/initiatives for Zocor®, Varivax®, Cozaar®, and Hyzaar®.  Ms. Perrow began her career in a division of the Johnson & Johnson Company.  Ms. Perrow also serves as member of the Maryland Life Sciences Advisory Board, the Maryland TEDCO review board of the Maryland Innovation Initiative, and Women in Bio.  Ms. Perrow is a graduate of Duke University, The Fuqua School of Business with an MBA and Eastern Illinois University with a BS in Education. The Board of Directors believes that Ms. Perrow is qualified to serve on the Board of Directors due to her extensive experience as a biotechnology entrepreneur and leader for innovative biotech and pharmaceutical ventures, as well as her leadership experience in expediting growth, profitability, and fundraising.

Item 8.01.	Other Events

On January 20, 2022, the Company issued a press release announcing the appointment of Ms. Perrow as a member of the Company’s Board of Directors.  A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Femasys Inc. dated January 20, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Femasys Inc.

	By:	/s/ Kathy Lee-Sepsick
Names: Kathy Lee-Sepsick
Title: Chief Executive Officer

Date: January 20, 2022